Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

Shares Listed:
Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)
News Release Issue No. 9 - 2006

MAY 8, 2006
FOR IMMEDIATE RELEASE

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) wishes to announce that, further to the announcement of May 1, 2006, work has resumed on the construction of the West Mine shaft at the Company’s Casa Berardi project.

Underground development activities at the West Mine have continued without interruption.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com